Pricing Sheet dated December 20, 2007 relating to
Pricing Supplement No. 139 dated December 20, 2007
Registration Statement No. 333-140456
Filed pursuant to Rule 433
EKSPORTFINANS ASA
$24,835,000.00 95.00% Capital Protected Notes due January 3, 2013
Based on the Value of a Basket of Two Equity Indices and a Commodity Index

PRICING TERMS FOR 95.00% CAPITAL PROTECTED NOTES — DECEMBER 20, 2007
Issuer:	Eksportfinans ASA
Issuer Rating:	Aaa (negative outlook) (Moody’s) / AA+ (Standard & Poor’s) / AAA (Fitch)
Specified Currency:	U.S. dollars
Notional Amount:	$24,835,000
Issue Price:	$1,000 per note
Stated principal amount:	$1,000 per note
Trade Date:	December 20, 2007
Original Issue Date:	January 3, 2008
Maturity Date:	January 3, 2013
Minimum payment amount:	$950
Basket:

Basket Indices	Weighting	Initial Value
S&P 500® Index (the S&P 500 Index)	45%	1484.46
The MSCI® EAFE Index (the EAFE Index)	45%	2209.79
Dow Jones-AIG Commodity IndexSM (the Commodity Index)	10%	183.026

Payment at maturity	The payment at maturity per $1,000 stated principal amount of notes will equal:
$950 + supplemental redemption amount (if any)
In no event will the payment at maturity be less than $950.
Supplemental Redemption Amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation Rate:	142%
Basket Performance:	Sum of the Performance Values each of the Basket Indices
Performance Value:	For each basket index: ((final average value — initial value) / initial value) x weighting
Initial value:	S&P 500 Index: the official closing value on the index business day immediately following the trade date
MXEA: the official closing value on the index business day immediately following the trade date Commodity index: the official settlement price on the index business day immediately following the trade date.
Final average value:	Each basket index (other than the commodity index): arithmetic average of the official closing value on each determination date
Commodity index: the arithmetic average of the official settlement price on each determination date
Determination dates:	For each basket index, December 21, 2008, December 21, 2009, December 21, 2010, December 21, 2011, and December 21, 2012, subject to next index trading day and no market disruption for each determination date.
CUSIP:	28264QF33
Listing:	The notes will not be listed on any securities exchange
Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal

Commissions and issue price:	Issue price to public	Discounts & Commissions	Proceeds to Eksportfinans
Per note:	$1,000	$17.50	$982.50
Total:	$24,835,000	$434,612.50	$24,400,387.50
MORGAN STANLEY
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement and Prospectus dated February 5, 2007
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 1-800-584-6837.